CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Sterling Oil and Gas Company of our report, dated December 5, 2007, relating to our audit of the financial statements, as of July 31, 2007, and for the period from inception (May 1, 2007) through July 31, 2007, appearing in the Registration Statement. Our report dated December 5, 2007 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

HEIN & ASSOCIATES LLP

Denver, Colorado
February 21, 2008